Exhibit 99

PRESS RELEASE

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/ Rob Fink KCSA Strategic Communications 212-896-1215 (Todd) /212-896-1206 (Rob) tfromer@kcsa.com /rfink@kcsa.com

ORMAT UPDATES IMPACT OF CALIFORNIA GLOBAL SETTLEMENT ON ITS 2012 AND 2013 REVENUES

New Projects and Strong Product Pipeline to Mitigate Lower Natural Gas Prices

RENO, Nevada, January 30, 2012 – Ormat Technologies, Inc. (NYSE: ORA) announced today that it is revising its previously issued expectations pertaining to the impact of recently finalized mandatory short-run-avoided-cost (“SRAC”) pricing applicable to power purchase agreements (“PPAs”) for the Heber 1 and 2 power plants, the Ormesa complex and the Mammoth complex in California (the “SARC PPAs”) may have on its revenues in 2012 and 2013.

When originally announced, the impact of this settlement was expected to reduce revenues by $9.5 million in 2012 and $6.5 million in 2013. However, as a result of the significant decrease in natural gas price forecasts for 2012 and 2013 and the delay of California’s greenhouse gas (“GHG”) cap-and-trade program that is now scheduled to begin in 2013, each of which is uncertain and subject to change, it is now expected that the new SRAC price formulas will reduce revenues in 2012 and 2013 by an estimated $24.8 million and $24.9 million, respectively. Such reduction represents approximately 5.9% of the company’s forecasted 2011 total revenues.

Despite the estimated impact, Ormat’s total revenues in 2012 are expected to equal or exceed total revenues for 2011. Official financial guidance for 2012 will be provided in the company’s 2011 fourth quarter and year-end earnings release which is scheduled for February 22, 2012.

In addition, to mitigate part of the reduction in revenues from these facilities, the company may seek to amend one or more of its PPAs, among other things, to provide for fixed price terms. There is no assurance that the company will be able to amend any of these PPAs on terms that are attractive to it, or at all.

Commenting on the revised guidance, Dita Bronicki, CEO of Ormat Technologies, said: “Revenues from new projects and our strong product segment pipeline should offset the impact of the current natural gas prices. While there are expectations that natural gas prices may increase due to various market conditions, such as LNG exports, we will continue to seek alternatives to the variable pricing terms for our SRAC PPAs.”

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide1410 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release contains statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the estimated impact of SRAC pricing on our revenues for 2012 and 2013 and the various assumptions underlying those estimates, including future natural gas prices, the date of implementation of California’s GHG program, the revenues that the affected plants otherwise might generate during these years, any possible amendments of one or more of the PPAs for these plants and other uncertainties associated with the future operation of these plants. Actual future results may differ materially from those projected as a result of any of these factors and other risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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